Exhibit 99.1

GXO Logistics Reports Fourth Quarter and Full Year 2021 Results

Financial Highlights

•Fourth quarter revenue of $2.3 billion, up 28%; including organic revenue growth1 of 19%; net income attributable to common shareholders of $56 million; and adjusted EBITDA1 of $167 million
•Full year revenue of $7.9 billion, up 28%; including organic revenue growth1 of 15%; net income attributable to common shareholders of $153 million; and pro forma adjusted EBITDA1 of $633 million
•Full year cash flow from operating activities of $455 million and free cash flow1 of $216 million; equivalent to over 30% of adjusted EBITDA1
•Full year 2022 guidance raised

Business Highlights

•Fourth quarter e-commerce revenue up 45% and reverse logistics revenue up 28%
•New customer wins in 2021 expected to contribute incremental revenue of approximately $830 million in 2022, representing approximately 10% of 2021 revenue
•Sales pipeline reaches all-time high of $2.5 billion
•Revenue retention rate increased to mid-to-high 90s since the spin

GREENWICH, Conn. — February 15, 2022 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the fourth quarter and full year 2021.

Malcolm Wilson, chief executive officer of GXO, said, “Following an immensely successful holiday peak season, GXO reported its highest-ever quarterly revenue and adjusted EBITDA1 for the fourth quarter of 2021. We delivered double-digit organic revenue growth in every quarter of 2021 and grew 19% in the fourth quarter.

More than ever, customers are demanding innovation, and our combination of industry-leading technology, global scale and world-class talent continues to set GXO apart. We’re pioneering automated and ESG-focused solutions that improve safety and lower the carbon footprint of global supply chains, and we look forward to publishing our first sustainability report later this year.

We see significant growth opportunities heading into 2022, as the tailwinds of e-commerce, automation and outsourcing continue unabated. Our new contract wins and sales pipeline are the highest they’ve ever been, which, along with our improved revenue retention rate, position us extremely well to deliver our 8% to 12% organic revenue growth target in 2022. Moreover, we continue to realize benefits from our 2021 acquisition in the U.K. which, in addition to two recent technology customer wins, has already achieved synergies of over $30 million, equivalent to approximately 5% of its sales.

With this clear and consistent momentum, we are raising guidance for the full-year, and we intend to outline our long-term targets to the investment community later this year.”

Fourth Quarter 2021 Results

Revenue increased to $2.3 billion, compared with $1.8 billion for the fourth quarter 2020. Operating income was $63 million, compared with $50 million for the fourth quarter 2020. Net income attributable to common shareholders was $56 million, compared with $28 million for the fourth quarter 2020. Diluted earnings per share was $0.48, compared with $0.24 for the same period in 2020.

Adjusted net income attributable to common shareholders1 was $84 million, compared with $49 million for the fourth quarter 2020. Fourth quarter 2021 adjusted diluted earnings per share1 was $0.73, compared with adjusted diluted earnings per share1 of $0.43 for the fourth quarter 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”)1 increased to $167 million from $146 million of pro forma adjusted EBITDA1 in the fourth quarter 2020. The company reported adjusted EBITDA1 of $138 million for the fourth quarter 2020.

Full Year 2021 Results

Revenue increased to $7.9 billion, compared with $6.2 billion for the same period in 2020. Operating income was $151 million, compared with $16 million for 2020. Net income attributable to common shareholders was $153 million, compared with a $31 million loss in 2020. Diluted earnings per share was $1.32, compared with a loss of $0.27 for 2020.

Adjusted net income attributable to common shareholders1 was $242 million, compared with $63 million for 2020. Adjusted diluted earnings per share1 was $2.09, compared with adjusted diluted earnings per share1 of $0.55 for 2020.

Pro forma adjusted EBITDA1 increased to $633 million for 2021, compared with $457 million of pro forma adjusted EBITDA1 for 2020. The company reported adjusted EBITDA1 of $611 million, compared with $417 million for 2020.

2022 Guidance

GXO announced its full year 2022 financial outlook as follows:

•Organic revenue growth1 of 8% to 12%;
•Adjusted EBITDA1 of $707 million to $742 million (previously $705 million to $740 million);
•Adjusted EBITDAR1 of $1.5 billion to $1.6 billion (previously approximately $1.5 billion);
•Free Cash Flow1 of approximately 30% of adjusted EBITDA1;
•Depreciation and amortization expense between $260 million and $280 million; and
•Net capital expenditures of approximately 3% of sales.

Cash Flow and Liquidity Position

For the fourth quarter 2021, the company generated $204 million of cash flow from operations, and $137 million of free cash flow1. For full year 2021, the company generated $455 million of cash flow from operations, and $216 million of free cash flow1. As of December 31, 2021, GXO had approximately $1.1 billion of total liquidity and $961 million of total debt. The company’s net leverage1 was 1.0x, calculated as net debt1 of $628 million, divided by the last twelve months adjusted EBITDA1 of $611 million for the period ended December 31, 2021.

Conference Call

GXO will hold a conference call on Wednesday, February 16, 2022, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13725992. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until March 2, 2022. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13725992.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of e-commerce, automation and outsourcing. GXO is committed to providing a diverse, world-class workplace for approximately 120,000 team members across more than 900 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and e-commerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, Twitter, Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables below.

GXO’s non-GAAP financial measures in this press release include: adjusted EBITDA, adjusted EBITDA margin, pro forma adjusted EBITDA, adjusted EBITDA before rent expense (“adjusted EBITDAR”), free cash flow, adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”), organic revenue, organic revenue growth, net leverage and net debt.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDAR, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the financial tables below. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.

Pro forma adjusted EBITDA includes adjustments for allocated corporate expenses and public company standalone costs. Allocated corporate expenses are those expenses that were allocated to the combined financial statements on a carve-out basis in accordance with U.S. GAAP. Public company standalone costs are estimated costs of operating GXO as a public standalone company following its spin-off from
XPO Logistics, Inc. effective as of August 2, 2021 and represents the midpoint of our estimated corporate costs.

Adjusted EBITDAR excludes rent expense from adjusted EBITDA and is useful to management and investors in evaluating GXO’s performance because adjusted EBITDAR considers the performance of GXO’s operations, excluding decisions made with respect to capital investment, financing and other non-recurring charges. Adjusted EBITDAR is also a measure commonly used by management, research analysts and investors to value companies in the logistics industry. Since adjusted EBITDAR excludes interest expense and rent expense, it allows management, research analysts and investors to compare the value of different companies without regard to differences in capital structures and leasing arrangements.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA, adjusted EBITDA margin, pro forma adjusted EBITDA and adjusted EBITDAR improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets. We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations and revenue from acquired businesses. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing bank overdrafts and cash and cash equivalents from our reported total debt and reported net debt as a ratio of our last twelve-month reported adjusted EBITDA.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full year 2022 adjusted EBITDA, adjusted EBITDAR, organic revenue growth, and free cash flow, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income, prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including our 2022 financial targets for organic revenue growth, adjusted EBITDA, adjusted EBITDAR, free cash flow, depreciation and amortization expense and net capital expenditures; and the expected incremental revenue impact of new customer contracts in 2022. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic, including vaccine mandates; economic conditions generally; supply chain challenges, including labor shortages; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; acquisitions may be unsuccessful or result in other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize our employees; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; issues related to our intellectual property rights; governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents; a material disruption of GXO’s operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; the impact of potential cyber-attacks and information technology or data security breaches; the inability to implement technology initiatives successfully; the expected benefits of the spin-off, and uncertainties regarding the spin-off, including the risk that the spin-off will not produce the desired benefits; a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions; expected financing transactions undertaken in connection with the spin-off and risks associated with additional indebtedness; the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the spin-off will exceed our estimates; and the impact of the spin-off on our businesses, our operations, our relationships with customers, suppliers, employees and other business counterparties, and the risk that the spin-off may be more difficult, time-consuming or costly than expected, which could result in additional demands on our resources, systems, procedures and controls, disruption of our ongoing business, and diversion of management’s attention from other business concerns.

All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Chris Jordan
+1 (203) 536 8493
chris.jordan@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.

GXO Logistics, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2021	2020	2021	2020
Revenue	$2,262	$1,766	$7,940	$6,195
Direct operating expense	1,912	1,484	6,637	5,169
Selling, general and administrative expense	195	144	714	611
Depreciation and amortization expense	76	77	335	323
Transaction and integration costs	17	7	99	47
Restructuring costs	(1)	4	4	29
Operating income	63	50	151	16
Other income, net	12	—	23	2
Interest expense	(5)	(6)	(21)	(24)
Income (loss) before income taxes	70	44	153	(6)
Income tax (expense) benefit	(13)	(14)	8	(16)
Net income (loss)	57	30	161	(22)
Less: Net income attributable to noncontrolling interests	(1)	(2)	(8)	(9)
Net income (loss) attributable to GXO	$56	$28	$153	$(31)

Earnings (loss) per share data
Basic earnings (loss) per share	$0.49	$0.24	$1.33	$(0.27)
Diluted earnings (loss) per share	$0.48	$0.24	$1.32	$(0.27)

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	114,647	114,626	114,632	114,626
Diluted weighted-average common shares outstanding	115,695	114,626	115,597	114,626

GXO Logistics, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$333	$328
Accounts receivable, net of allowances of $13 and $18, respectively	1,507	1,224
Other current assets	259	284
Total current assets	2,099	1,836
Long-term assets
Property and equipment, net of $1,128 and $922 in accumulated depreciation, respectively	863	770
Operating lease assets	1,772	1,434
Goodwill	2,017	2,063
Intangible assets, net of $407 and $373 in accumulated amortization, respectively	257	299
Other long-term assets	263	146
Total long-term assets	5,172	4,712
Total assets	$7,271	$6,548
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$624	$415
Accrued expenses	998	784
Short-term borrowings and obligations under finance leases	34	58
Current operating lease liabilities	453	332
Other current liabilities	220	149
Total current liabilities	2,329	1,738
Long-term liabilities
Long-term debt and obligations under finance leases	927	615
Long-term operating lease liabilities	1,391	1,099
Other long-term liabilities	234	148
Total long-term liabilities	2,552	1,862
Stockholders’ equity
Common Stock, $0.01 par value per share, 300,000 shares authorized, 114,659 shares issued and outstanding, as of December 31, 2021	1	—
Preferred Stock, $0.01 par value per share, 10,000 shares authorized, 0 shares issued and outstanding, as of December 31, 2021	—	—
Additional paid-in capital	2,354	—
Retained earnings	126	—
XPO investment	—	2,765
Accumulated other comprehensive income (loss)	(130)	58
Total stockholders’ equity before noncontrolling interests	2,351	2,823
Noncontrolling interests	39	125
Total equity	2,390	2,948
Total liabilities and equity	$7,271	$6,548

GXO Logistics, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In millions)	2021	2020
Cash flows from operating activities:
Net income (loss)	$161	$(22)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization expense	335	323
Stock-based compensation expense	28	25
Deferred tax benefit	(62)	(27)
Other	(10)	—
Changes in operating assets and liabilities
Accounts receivable	(243)	(122)
Other assets	(57)	4
Accounts payable	114	(13)
Accrued expenses and other liabilities	189	165
Net cash provided by operating activities	455	333
Cash flows from investing activities:
Capital expenditures	(250)	(222)
Proceeds from sale of property and equipment	11	12
Purchase and sale of affiliate trade receivables, net	—	(40)
Acquisition of business, net of cash acquired	32	(30)
Net cash used in investing activities	(207)	(280)
Cash flows from financing activities:
Proceeds from issuance of debt, net	794	—
Repayment of debt and finance leases	(72)	(123)
Proceeds (repayment) related to trade securitization program	(26)	24
Purchase of noncontrolling interests	(128)	(21)
Net transfers (to) from XPO	(774)	168
Other	(35)	19
Net cash provided by (used in) financing activities	(241)	67
Effect of exchange rates on cash and cash equivalents	(2)	8
Net increase (decrease) in cash and cash equivalents	5	128
Cash and cash equivalents, beginning of year	328	200
Cash and cash equivalents, end of year	$333	$328
Supplemental disclosure of cash flow information:
Cash paid for interest	$22	$32
Cash paid for income taxes	$75	$27
Non-cash settlement of related party debt due to the Separation	$437	$—

Key Data
Disaggregation of Revenues
(Unaudited)

We disaggregated our revenue by geographic area. Our revenue disaggregated by geographical area, based on sales office locations, was as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2021	2020	2021	2020
United Kingdom	$787	$457	$2,634	$1,526
United States	735	625	2,469	2,221
France	183	177	734	643
Netherlands	187	142	651	499
Spain	121	118	479	422
Other	249	247	973	884
Total	$2,262	$1,766	$7,940	$6,195

Our revenue can also be disaggregated by various verticals, reflecting our customers’ principal industry sector. Our revenue disaggregated by industry sector was as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2021	2020	2021	2020
E-commerce, omnichannel retail and consumer technology	$1,202	$958	$4,191	$3,258
Food and beverage	356	228	1,328	908
Industrial and manufacturing	251	242	994	920
Consumer packaged goods	260	192	832	627
Other	193	146	595	482
Total	$2,262	$1,766	$7,940	$6,195

GXO Logistics, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2021	2020	2021	2020
Net income (loss) attributable to GXO	$56	$28	$153	$(31)
Net income attributable to noncontrolling interests	1	2	8	9
Net income (loss)	$57	$30	$161	$(22)
Interest expense	5	6	21	24
Income tax expense (benefit)	13	14	(8)	16
Depreciation and amortization expense	76	77	335	323
Transaction and integration costs	17	7	99	47
Restructuring costs	(1)	4	4	29
Unrealized gain on foreign currency options	—	—	(1)	—
Adjusted EBITDA(1)	$167	$138	$611	$417
Revenue	$2,262	$1,766	$7,940	$6,195
Adjusted EBITDA margin(2)	7.4%	7.8%	7.7%	6.7%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue.

GXO Logistics, Inc.
Reconciliation of Pro Forma Adjusted EBITDA
(Unaudited)

	Year Ended December 31,		Three Months Ended December 31,
(In millions)	2021	2020(1)	2020
Net income (loss) attributable to GXO(2)	$162	$(15)	$33
Net income attributable to noncontrolling interests(2)	8	9	2
Net income (loss)(2)	$170	$(6)	$35
Interest expense(3)	25	32	8
Income tax (expense) benefit(3)	(5)	15	13
Depreciation and amortization expense(3)	335	325	77
Transaction and integration cost(3)	99	47	7
Restructuring costs(3)	4	29	4
Unrealized gain on foreign currency options	(1)	—	—
	$627	$442	$144
Allocated corporate expense(4)	29	79	9
Public company standalone cost(5)	(23)	(64)	(7)
Pro forma adjusted EBITDA(6)	$633	$457	$146
(1) Refer to GXO's Form 10 for information on our pro forma financial information for the year ended December 31, 2020.
(2) Pro forma as prepared under combined financial statements for all periods before August 2, 2021.
(3) For all periods before August 2, 2021, includes allocated expenses from XPO Corporate as prepared under combined financial statements. These allocations had no impact on Adjusted EBITDA.
(4) Excludes the impact of adjusted items and allocated interest expense, income tax, depreciation and amortization from XPO Corporate.
(5) Estimated costs of operating GXO as a standalone public company.
(6) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Reconciliation of Net Income (Loss) and Net Income (Loss) Per Share to
Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2021	2020	2021	2020
Net income attributable to GXO	$56	$28	$153	$(31)
Unrealized gain on foreign currency options	—	—	(1)	—
Amortization of intangible assets	17	18	61	61
Transaction and integration costs	17	7	99	47
Restructuring costs	(1)	4	4	29
Income tax associated with the adjustments(1)	(5)	(8)	(32)	(43)
Discrete and other tax-related adjustments(2)	—	—	(42)	—
Adjusted net income attributable to GXO(3)	$84	$49	$242	$63

Adjusted basic earnings per share(3)	$0.73	$0.43	$2.11	$0.55
Adjusted diluted earnings per share(3)	$0.73	$0.43	$2.09	$0.55

Weighted-average shares outstanding:
Basic weighted-average common shares outstanding	114,647	114,626	114,632	114,626
Diluted weighted-average common shares outstanding	115,695	114,626	115,597	114,626

Aggregated tax of all non-tax related adjustments reflected above:
Unrealized gain on foreign currency options	$—	$—	$—	$—
Amortization of intangible assets	(2)	(5)	(11)	(19)
Transaction and integration costs	(3)	(2)	(20)	(15)
Restructuring costs	—	(1)	(1)	(9)
Total income tax associated with the adjustments above	$(5)	$(8)	$(32)	$(43)
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate, excluding discrete items and contributions- and margin-based taxes.
(2) Income tax benefit of $42 million related to certain agreements to license the right to use trademarks, trade names and other intellectual property related to the GXO brand to its non-U.S. affiliates.
(3) See the “Non-GAAP Financial Measures” section for additional information.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2021	2020	2021	2020
Net cash provided by operating activities	$204	$(12)	$455	$333
Payment for purchases of property and equipment	(70)	(63)	(250)	(222)
Proceeds from sale of property and equipment	3	1	11	12
Free Cash Flow(1)	$137	$(74)	$216	$123
(1) See the “Non-GAAP Financial Measures” section for additional information.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2021	2020	2021	2020
Revenue	$2,262	$1,766	$7,940	$6,195
Revenue from acquired business	(174)	—	(605)	—
Foreign exchange rates	9	—	(218)	—
Organic revenue(1)	$2,097	$1,766	$7,117	$6,195
Organic revenue growth(2)	19%		15%
(1) See the “Non-GAAP Financial Measures” section for additional information.
(2) Organic revenue growth is calculated as the relative change in year-over-year organic revenue, expressed as a percentage of 2020 organic revenue. See the “Non-GAAP Financial Measures” section of the press release.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Net Debt:

(In millions)	December 31, 2021
Total Debt	$961
Less: Cash and cash equivalents	333
Net debt	$628

Reconciliation of Net Leverage:

(Dollars in millions)	December 31, 2021
Net debt	$628
Adjusted EBITDA(1)	611
Net Leverage	1.0x
(1) See the “Non-GAAP Financial Measures” section of this press release.